MORGAN STANLEY
                                           SPECTRUM SERIES







          May 2006
          Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated May 1,
2006.










                                                           Issued: June 30, 2006

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



                                 1991     1992       1993      1994      1995      1996     1997      1998     1999
FUND                               %        %         %         %         %         %        %         %        %
---------------------------------------------------------------------------------------------------------------------
Spectrum Currency ..........      --        --        --        --        --       --        --        --       --

---------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ...      --        --        --      (1.7)      22.8     (3.6)     18.2      16.4      0.8
                                                             (2 mos.)
---------------------------------------------------------------------------------------------------------------------
Spectrum Select ............    31.2     (14.4)      41.6     (5.1)      23.6      5.3       6.2      14.2     (7.6)
                              (5 mos.)
---------------------------------------------------------------------------------------------------------------------
Spectrum Strategic .........      --        --        --       0.1       10.5     (3.5)      0.4       7.8     37.2
                                                             (2 mos.)
---------------------------------------------------------------------------------------------------------------------
Spectrum Technical .........      --        --        --      (2.2)      17.6     18.3       7.5      10.2     (7.5)
                                                             (2 mos.)
---------------------------------------------------------------------------------------------------------------------


                                                                                                INCEPTION-   COMPOUND
                                                                                                 TO-DATE    ANNUALIZED
                                2000      2001     2002     2003     2004     2005     2006      RETURN       RETURN
FUND                             %         %        %        %        %        %        %          %            %
-------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ..........    11.7      11.1     12.2     12.4     (8.0)   (18.3)    (6.3)       10.4         1.7
                               (6 mos.)                                               (5 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Global Balanced ...     0.9      (0.3)   (10.1)     6.2     (5.6)     4.2      3.9        58.3         4.0
                                                                                      (5 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Select ............     7.1       1.7     15.4      9.6     (4.7)    (5.0)    11.6       206.4         7.8
                                                                                      (5 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic .........   (33.1)     (0.6)     9.4     24.0      1.7     (2.6)    17.6        66.8         4.5
                                                                                      (5 mos.)
-------------------------------------------------------------------------------------------------------------------------
Spectrum Technical .........     7.8      (7.2)    23.3     23.0      4.4     (5.4)    10.0       145.9         8.1
                                                                                      (5 mos.)
-------------------------------------------------------------------------------------------------------------------------

 DEMETER MANAGEMENT CORPORATION
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
MAY 2006

Dear Limited Partner:

     The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of May 31, 2006 was as follows:


FUND                         N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------
Spectrum Currency           $11.04                 2.72%
--------------------------------------------------------------
Spectrum Global Balanced    $15.83                -2.48%
Spectrum Select             $30.64                -0.73%
Spectrum Strategic          $16.68                -1.13%
Spectrum Technical          $24.59                -2.82%

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Walter J. Davis



Walter J. Davis
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------

|_| MONTH ENDED MAY 31, 2006                 |_| YTD ENDED MAY 31, 2006

[THE DATA BELOW REPRESENTS A GRAPH IN PRINTED PIECE]


Australian dollar                 -0.24              -1.83
British pound                      1.79               2.38
Euro                               1.21               3.63
Japanese yen                      -0.91              -8.29
Swiss franc                       -0.24              -3.74
Minor Currencies                   1.34               3.21


    Note: Reflects trading results only and does not include fees or interest income.

          Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

During the month, the Fund generated gains from long positions in the British pound and euro versus the U.S. dollar, as well as short positions in the South African rand relative to the U.S. dollar. Additional gains were recorded from long positions in minor currencies such as the Czech koruna, Norwegian krone and short positions in the Mexican peso against the U.S. dollar. These gains were partially offset by losses due to long positions in the Japanese yen, Australian dollar, and Swiss franc relative to the U.S. dollar.

Long positions in the British pound and the euro profited as the value of the U.S. dollar declined against these currencies due to slower-than-expected U.S. Gross Domestic Product growth and geopolitical tensions in the Middle East regarding Iran's nuclear program. In addition, the value of the British pound was strengthened after the release of strong manufacturing data from the United Kingdom, while the value of the euro was boosted after Dutch Finance Minister Gerritt Zalm said the European Central Bank will not intervene to halt the appreciation of the euro. Smaller gains were experienced from long positions in the Czech koruna and the Norwegian krone versus the U.S. dollar as the value of these currencies increased with the euro. Elsewhere in the currency markets, gains were experienced from short positions in the South African rand against the U.S. dollar as the rand declined relative to the U.S. dollar in tandem with falling commodities prices. Finally, gains were experienced from short positions in the Mexican peso against the U.S. dollar as the value of the peso finished lower on concerns regarding future economic growth in Mexico.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM CURRENCY L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Losses were attributed to long positions in the Japanese yen, Australian dollar, and Swiss franc against the U.S. dollar as the value of these currencies finished lower. The U.S. dollar rallied against the Japanese yen after Bank of Japan Governor Toshihiko Fukui gave no indication of when interest rates in Japan might rise, therefore keeping its "zero-interest-rate policy" in place for the near future. Elsewhere in the currency markets, the value of the Australian dollar weakened relative to the U.S. dollar after the Reserve Bank of Australia's statement on monetary policy showed little implications of another interest rate hike. Weakness in gold prices during the first half of the month also weighed on the Australian dollar. Finally, losses were incurred from long positions in the Swiss franc versus the U.S. dollar as demand for the "safe-haven" currency was weakened by diplomatic developments in the standoff between Iran and the United States regarding Iran's nuclear-research program.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------

|_| MONTH ENDED MAY 31, 2006                 |_| YTD ENDED MAY 31, 2006

[THE DATA BELOW REPRESENTS A GRAPH IN PRINTED PIECE]

Currencies                          0.4               0.42
Interest Rates                    -0.14                0.5
Stock Indices                     -2.38               2.03
Energies                          -0.26              -0.31
Metals                             0.24               1.34
Agriculturals                     -0.43              -0.43



    Note: Reflects trading results only and does not include fees or interest income.


During the month, the Fund incurred losses in global stock index, agricultural, energy, and interest rates futures markets. These losses were partially offset by gains recorded in the currency and metals sector.

Within the global equity index sector, long positions in U.S., European, and Pacific Rim stock index futures experienced losses as equity index prices closed lower during the month. This weakness in the equity markets was attributed to inflation fears and uncertainty regarding global interest rate policies as higher-than-expected consumer price data released in the U.S. and Europe increased speculation that the U.S. Federal Reserve and the European Central Bank would increase interest rates in order to slow economic growth. Within the Pacific Rim equity index markets, long positions incurred losses as prices sold-off as investors expressed concern that a global economic slowdown will affect export-driven economies. Meanwhile, Australian equity prices fell in tandem with weakness in the commodities markets.

Additional losses were recorded in the agricultural markets early in the month from short positions in corn futures as prices settled higher on news of strong demand and bullish export data. Additional losses were recorded from newly established long positions in corn futures as prices reversed lower as drought conditions delayed planting new crops in the Midwest.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM GLOBAL BALANCED L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were experienced within the energy and interest rates sectors. In the energy sector, long futures positions in crude oil and its related products experienced losses as prices fell after supply data from the U.S. Department of Energy showed an increase in domestic gasoline inventories and crude oil inventory levels at eight-year highs. Among the global fixed-income futures markets, short positions in European interest rate futures experienced losses as prices rose as weakness in the equity markets created strong demand for "safe-haven" investments. In addition, European interest rates futures prices were pushed higher after the "ZEW" Institute survey showed investor confidence in Germany falling for a fourth straight month.

In the currency sector, gains were recorded from short positions in the U.S. dollar versus the British pound and the euro, as well as long positions in the U.S. dollar versus the South African rand. This drop in the value of the U.S. dollar against the British pound and the euro was attributed to slower-than-expected U.S. Gross Domestic Product growth and geopolitical tensions regarding the Iranian nuclear program. In addition, the British pound was strengthened after strong manufacturing data was released from the United Kingdom, while the value of the euro was boosted after Dutch Finance Minister Gerritt Zalm said the European Central Bank will not intervene to halt the appreciation of the euro. Elsewhere in the currency market, the South African rand declined relative to the U.S. dollar in tandem with falling commodities prices, thus resulting in gains from short rand positions. Smaller gains were recorded in the metals markets from long positions in copper and nickel futures as prices reached record highs during the first half of May amid strong global demand and decreasing inventories.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------

|_| MONTH ENDED MAY 31, 2006                 |_| YTD ENDED MAY 31, 2006


[THE DATA BELOW REPRESENTS A GRAPH IN PRINTED PIECE]

Currencies                         1.36              -1.27
Interest Rates                    -0.11               7.86
Stock Indices                     -1.77                1.3
Energies                          -0.42              -0.88
Metals                             0.94                6.8
Agriculturals                     -0.19              -0.36



    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses in the global stock index, energy, agricultural, and interest rates futures markets. A portion of these losses was offset by gains achieved in the currency and metals sectors.

Long positions in U.S., European, and Pacific Rim equity index futures incurred losses as prices settled lower, weakened by global inflation fears and uncertainty regarding the future of the interest rate policies of the U.S. Federal Reserve, the European Central Bank, and the Bank of Japan. The U.S. Federal Reserve increased interest rates for the sixteenth consecutive time early in the month pressuring global markets lower. Also supporting the price decline in the equity markets was the release of higher-than-expected consumer price data from the U.S. and Europe igniting fears of inflation and increasing speculation that another interest rate hike can be expected from both the U.S. Federal Reserve and the European Central Bank in the near-term. Equity markets in Asia suffered from a sell-off on worries that a slowing global economy would negatively affect Asia's export-driven economy. Meanwhile, Australian equity prices declined in response to falling commodities prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SELECT L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were recorded within the energy, agricultural, and interest rates sectors. Within the energy sector, losses were incurred from long futures positions in crude oil and its related products as prices fell during the month after supply data showed an increase in domestic gasoline inventories for the first time in nine weeks and crude oil inventories at an eight-year high. Data showing signs of a slowing global economy also pressured oil futures prices lower. The agricultural sector experienced losses from short futures positions in live cattle as prices reversed higher after news that South Korea would resume U.S. beef imports. Within the global interest rate markets, short positions in European and Japanese fixed-income futures recorded losses as prices closed higher after weakness in the equity markets increased the demand for fixed-income investments. In addition, European interest rate futures prices were pressured higher after the "ZEW" Institute survey showed investor confidence in Germany falling for a fourth straight month.

Gains were achieved in the currency markets from short U.S. dollar positions relative to the euro and the British pound, as the value of the U.S. dollar declined against these currencies. This decline in the value of the U.S. dollar was attributed to slower-than-expected U.S. Gross Domestic Product growth and geopolitical tensions in the Middle East regarding Iran's nuclear program. Furthermore, the British pound strengthened after strong manufacturing data was released from the United Kingdom and the value of the euro was boosted after Dutch Finance Minister Gerritt Zalm said the European Central Bank will not intervene to halt the appreciation of the euro.

Additional gains were achieved from long positions in the metals sector from long positions in nickel, copper, and aluminum futures as the base metals rallied to reach record highs during the first half of May amid strong global industrial demand from the U.S., China, and India.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------

|_| MONTH ENDED MAY 31, 2006                 |_| YTD ENDED MAY 31, 2006

[THE DATA BELOW REPRESENTS A GRAPH IN PRINTED PIECE]


Currencies                         0.35              -0.85
Interest Rates                     0.26               3.67
Stock Indices                     -1.54               0.82
Energies                          -0.84              -0.95
Metals                              3.1              20.77
Agriculturals                     -1.89               1.57


    Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund incurred losses across the agricultural, global stock indices, and energy sectors. These losses were partially offset by gains achieved in the metals, currency, and interest rates sectors.

Within the agricultural sector, long positions in sugar futures experienced losses as prices fell on technically-based selling and reports of higher production. Long positions in cocoa futures also experienced losses as prices closed lower after the International Cocoa Organization revised the world production level higher and following news regarding a peace settlement in the Ivory Coast, the world's largest cocoa producer.

Additional losses were recorded from long positions in U.S., European, and Pacific Rim stock index futures as prices closed lower amid global inflation fears and uncertainty regarding global interest rate policy. Initially, global equity markets weakened after the U.S. Federal Reserve increased interest rates by a quarter-point for the sixteenth consecutive time early in the month. Prices continued to move lower after stronger-than-expected consumer price data released in the U.S. and Europe reinforced concerns over inflation and increased speculation that the U.S. Federal Reserve and the European Central Bank would raise interest rates again in the near-term. Smaller losses were incurred in the energy sector from long positions in crude oil as prices settled lower after supply data from the U.S. Department of Energy showed crude oil inventories at their highest levels in eight years.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM STRATEGIC L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Within the metals sector, gains were achieved from long positions in zinc, copper, and aluminum futures as base metals rallied to reach record highs during the first half of the month as strong global industrial demand from the U.S., China, and India helped push prices higher. Also contributing to higher copper prices was news of a strike at a Mexican copper mine.

Additional gains were recorded in the currency markets from short positions in the U.S. dollar against the euro and British pound as the value of the U.S. dollar declined against these currencies amid slower-than-expected U.S. Gross Domestic Product growth and geopolitical tensions in the Middle East regarding Iran's nuclear program. In addition, the British pound strengthened after strong manufacturing data was released from the United Kingdom and the value of the euro was boosted after Dutch Finance Minister Gerritt Zalm said the European Central Bank will not intervene to halt the appreciation of the euro. In the global interest rate futures markets, gains were generated from short positions in U.S. fixed-income futures as prices fell towards the beginning of the month after both manufacturing and construction data came in higher than forecasts. Prices then continued to weaken after the U.S. Federal Reserve raised interest rates for the sixteenth consecutive time since June 2004.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------

|_| MONTH ENDED MAY 31, 2006                 |_| YTD ENDED MAY 31, 2006

[THE DATA BELOW REPRESENTS A GRAPH IN PRINTED PIECE]

Currencies                         0.32              -4.93
Interest Rates                    -0.15               4.44
Stock Indices                     -2.26               3.51
Energies                          -0.35               0.13
Metals                             0.62               9.26
Agriculturals                     -0.62                0.6



     Note: Reflects trading results only and does not include fees or interest income.

During the month, the Fund experienced losses across the global stock index, agricultural, energy, and interest rates futures markets. These losses were partially offset by gains experienced in the metals and currency sectors.

Long positions in U.S., European, and Pacific Rim stock index futures incurred losses as prices settled lower, weakened by global inflation fears and uncertainty regarding the future of the interest rate policies of the U.S. Federal Reserve, the European Central Bank, and the Bank of Japan. Initially, prices declined after the U.S. Federal Reserve increased interest rates for the sixteenth consecutive time. Prices then continued to decline after higher-than-expected consumer price data from the U.S. and Europe ignited fears of inflation and increased speculation that another interest rate hike can be expected from both the U.S. Federal Reserve and the European Central Bank in the near-term. Within the Pacific Rim equity markets, prices sold-off on worries that a slowing global economy would negatively affect Asia's export-driven economy. Australian markets also declined in response to falling commodities prices.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM TECHNICAL L.P.
--------------------------------------------------------------------------------
 (CONTINUED)

Additional losses were recorded within the agricultural, energy, and interest rates sectors. In the agricultural complex, losses were experienced from short positions in live cattle futures as prices reversed higher after South Korea announced it would resume U.S. beef imports. Additional losses were recorded from long positions in coffee futures as prices fell amid news of an increase in supply from Brazil. Within the energy sector, losses were incurred from long futures positions in crude oil and its related products as prices fell during the month after supply data showed an increase in domestic gasoline inventories for the first time in nine weeks and crude oil inventories at an eight-year high. Data showing signs of a possible slowdown in the global economy also pressured oil futures prices lower. Within the global interest rate markets, short positions in European and Japanese fixed-income futures recorded losses as prices closed higher after weakness in the equity markets increased the demand for the "safe-haven" of fixed-income investments. In addition, European interest rates futures prices were pressured higher after the "ZEW" Institute survey showed investor confidence in Germany falling for a fourth straight month.

Within the metals sector, gains were achieved from long futures positions in copper, aluminum, nickel, and zinc as industrial metals rallied sharply during the first half of the month to reach record highs on strong global industrial demand from the U.S., China, and India. Also contributing to higher copper prices was news of a strike at a Mexican copper mine.

Additional gains were recorded in the currency markets from short positions in the U.S. dollar as the value of the U.S. dollar declined against the euro and British pound. This decrease in the value of the U.S. dollar was attributed to slower-than-expected U.S. Gross Domestic Product growth and geopolitical tensions in the Middle East regarding Iran's nuclear program. In addition, the value of the British pound was strengthened after strong manufacturing data was released from the United Kingdom, while the value of the euro was boosted after Dutch Finance Minister Gerritt Zalm said the European Central Bank will not intervene to halt the appreciation of the euro.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2006 (UNAUDITED)

                                       MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                              MAY 1, 2006                        MAY 1, 2006
                                               BEGINNING                          BEGINNING
                                AMOUNT      NET ASSET VALUE       AMOUNT       NET ASSET VALUE
                              ---------    ----------------      ---------    ----------------
                                   $              %                     $            %

INVESTMENT INCOME
   Interest income (Note 2)     576,279          .33               178,463           .39
                             ----------      -------          ------------        ------

EXPENSES
   Brokerage fees (Note 2)      676,601          .38               173,617           .38
   Management fees (Note 3)     294,174          .17                47,179           .10
                             ----------      -------          ------------        ------
     Total Expenses             970,775          .55               220,796           .48
                             ----------      -------          ------------        ------

NET INVESTMENT LOSS            (394,496)        (.22)              (42,333)         (.09)
                             ----------      -------          ------------        ------

TRADING RESULTS
Trading profit (loss):
   Realized                          --          --               (158,302)         (.35)
   Net change in unrealized   5,196,072         2.94              (923,834)        (2.04)
                             ----------      -------          ------------        ------
     Total Trading Results    5,196,072         2.94            (1,082,136)        (2.39)
                             ----------      -------          ------------        ------

NET INCOME (LOSS)             4,801,576         2.72            (1,124,469)        (2.48)
                             ==========      =======          ============        =======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2006 (UNAUDITED)


                                             MORGAN STANLEY                                  MORGAN STANLEY
                                            SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                              ---------------------------------------------   ---------------------------------------------
                                                                      PER                                        PER
                                  UNITS                AMOUNT        UNIT        UNITS              AMOUNT       UNIT
                               --------------       -----------      -----     -------------      ----------     -----
                                      $                  $             $            $
Net Asset Value,
   May 1, 2006                 16,417,126.938       176,504,722      10.75     2,790,236.183      45,291,357     16.23
Net Income (Loss)                          --         4,801,576        .29                --      (1,124,469)     (.40)
Redemptions                      (405,370.681)       (4,475,292)     11.04       (44,937.120)       (711,355)    15.83
Subscriptions                     187,544.584         2,070,492      11.04        28,475.793         450,772     15.83
                               --------------       -----------                -------------      ----------
Net Asset Value,
   May 31, 2006                16,199,300.841       178,901,498      11.04     2,773,774.856      43,906,305     15.83
                               ==============       ===========                =============      ==========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2006 (UNAUDITED)

                                         MORGAN STANLEY                   MORGAN STANLEY                     MORGAN STANLEY
                                         SPECTRUM SELECT                SPECTRUM STRATEGIC                 SPECTRUM TECHNICAL
                               -------------------------------    -----------------------------     -------------------------------
                                                PERCENTAGE OF                   PERCENTAGE OF                       PERCENTAGE OF
                                                 MAY 1, 2006                      MAY 1, 2006                         MAY 1, 2006
                                                  BEGINNING                        BEGINNING                           BEGINNING
                                  AMOUNT       NET ASSET VALUE     AMOUNT       NET ASSET VALUE        AMOUNT       NET ASSET VALUE
                              --------------  -----------------  ------------   -----------------   -------------   ----------------
                                       $            %                 $                %                  $                %
INVESTMENT INCOME
    Interest income (Note 2)      1,871,265         .32             610,846           .31                2,489,863        .31
                                -----------       -----          ----------         -----              -----------      -----

EXPENSES
    Brokerage fees (Note 2)       2,924,069         .50             986,525           .50                4,027,898        .50
    Management fees (Note 3)      1,392,793         .24             461,312           .24                1,769,832        .22
                                -----------       -----          ----------         -----              -----------      -----
    Incentive fees (Note 3)              --          --             234,581           .12                       --         --
                                -----------       -----          ----------         -----              -----------      -----
Total Expenses                    4,316,862         .74           1,682,418           .86                5,797,730        .72
                                -----------       -----          ----------         -----              -----------      -----

NET INVESTMENT LOSS              (2,445,597)       (.42)         (1,071,572)         (.55)              (3,307,867)      (.41)
                                -----------       -----          ----------         -----              -----------      -----

TRADING RESULTS
Trading profit (loss):
    Realized                     18,169,231        3.11          15,835,272          8.03               24,975,517       3.10
    Net change in unrealized    (19,971,807)      (3.42)         16,994,634)        (8.61)             (44,347,222)     (5.51)
                                -----------       -----          ----------         -----              -----------      -----
       Total Trading Results     (1,802,576)       (.31)         (1,159,362)         (.58)             (19,371,705)     (2.41)
                                -----------       -----          ----------         -----              -----------      -----

NET LOSS                         (4,248,173)       (.73)         (2,230,934)        (1.13)             (22,679,572)     (2.82)
                                ===========       =====          ==========         =====              ===========      =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
 FOR THE MONTH ENDED MAY 31, 2006 (UNAUDITED)


                              MORGAN STANLEY                         MORGAN STANLEY                        MORGAN STANLEY
                             SPECTRUM SELECT                       SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                      ------------------------------        -------------------------------        -------------------------------
                                                PER                                    PER                                    PER
                      UNITS          AMOUNT     UNIT        UNITS          AMOUNT      UNIT        UNITS         AMOUNT       UNIT
                      -----          -----      ----        -----          ------      ----        -----         ------       ----
                                       $         $                           $          $                          $           $
Net Asset Value,
    May 1, 2006   18,951,036.222  584,813,750   30.86   11,694,206.519   197,304,958   16.87  31,838,820.777   805,579,509    25.30
Net Loss                      --   (4,248,173)   (.22)              --   (2,230,934)    (.19)             --   (22,679,572)    (.71)
Redemptions         (273,409.100)  (8,377,255)  30.64     (248,033.094)   (4,137,192)  16.68    (480,372.400)  (11,812,357)   24.59
Subscriptions        264,781.069    8,112,893   30.64      236,591.152     3,946,341   16.68     603,180.468    14,832,207    24.59
                  --------------  -----------           --------------   -----------          --------------   -----------
Net Asset Value,
    May 31, 2006  18,942,408.191  580,301,215   30.64   11,682,764.577   194,883,173   16.68  31,961,628.845   785,919,787    24.59
                  ==============  ===========           ==============   ===========          ==============   ===========

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic and Spectrum Technical, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

   The Partnerships' functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Changes in Net Asset Value. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in income currently.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by Demeter no later than 3:00 p.m., New York City time, on the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to each of Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to each of Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR ADDITIONAL INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

            Demeter Management Corporation
            330 Madison Avenue, 8th Floor
            New York, NY 10017



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